Exhibit 99.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of March 9, 2015 among Western Alliance Bancorporation, a Delaware corporation (“WAL”), and the undersigned shareholder of Bridge Capital Holdings, a California corporation (“Bridge”) (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, WAL and Bridge have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Bridge with and into WAL, upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of Bridge Common Shares (as defined below) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to WAL’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Bridge Common Share” means a share of common stock, no par value, of Bridge, including for purposes of this Agreement all shares or other voting securities into which a Bridge Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of Bridge Common Shares).

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof and prior to the Expiration Date (as defined in Section 5.13 hereof), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Bridge, however called, or in connection with any written consent of Bridge’s shareholders, the Shareholder will (x) appear at each such meeting or otherwise cause all of its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Bridge for written consent, if any, and (y) vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all of the Shareholder’s Bridge Common Shares Beneficially Owned by the Shareholder and actually outstanding as of the applicable record date (including any Bridge Common Shares that the Shareholder may acquire after the date hereof, “Owned Shares”) and all other voting securities of or equity interests in Bridge: (i) in favor of the adoption of the Merger Agreement (whether or not recommended by the Board of Directors of Bridge), and (ii) against any action, agreement, transaction or proposal that relates to a Competing Proposal, Acquisition Transaction or Superior Competing Transaction.

2.2. Restrictions on Transfer. Except as provided for herein, the Shareholder agrees from and after the date hereof until the Expiration Date not to (a) tender into any tender or exchange offer or otherwise directly or indirectly Transfer any Owned Shares (or any rights, options or warrants to acquire Bridge Common Shares), or (b) grant any proxies with respect to the Shareholder’s Owned Shares, deposit the Shareholder’s Owned Shares into a voting trust, enter into a voting agreement with respect to any of the Shareholder’s Owned Shares or otherwise restrict the ability of the Shareholder to exercise freely all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void.

2.3. No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, in his capacity as a shareholder of the Company, shall not, nor shall the Shareholder authorize any Representative of the Shareholder or any of his affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, the Shareholder shall not permit any of his Representatives or affiliates, other than the Company in accordance with the terms of the Merger Agreement, to) (a) initiate, solicit, encourage or knowingly facilitate (including by providing information) the making of, any inquiry, offer or proposal (whether firm or hypothetical) relating to, or could reasonably be expected to lead to, a Competing Proposal, (b) have any discussions with or provide any information or data with respect to Bridge or any of its Subsidiaries to any Person (other than WAL) relating to any Competing Proposal, or engage in any negotiations concerning a Competing Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to a Competing Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Competing Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to a Competing Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Competing Proposal.

2.4. Capacity as Shareholder. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of Bridge, and not in the Shareholder’s capacity as a director [officer] of Bridge or any of its Subsidiaries. The Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director [officer] of Bridge or any of its Subsidiaries (if Shareholder holds such office), and nothing in this Agreement[: (a)] will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director [officer], including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement [or (b) will be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director to Bridge or its shareholders].

III. REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Shareholders. The Shareholder hereby represents and warrants to WAL, as of the date of this Agreement, that (i) this Agreement has been duly authorized, executed and delivered by the Shareholder and constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally; (ii) the Shareholder is the beneficial owner of the Owned Shares set forth below the Shareholder’s name on the applicable signature page hereto, with sole voting and dispositive power over such Owned Shares or the power to cause the voting of such Owned Shares as required herein; (iii) such Owned Shares are the only voting securities or interests in Bridge owned (beneficially or of record) by the Shareholder (other than any interests attached to the Owned Shares pursuant to the Rights Agreement); (iv) such Owned Shares are Beneficially Owned by the Shareholder free and clear of all liens, charges, encumbrances, agreements and commitments of every kind, other than as expressly set forth herein and other than any restrictions on transfers imposed under applicable securities laws; and (v) neither the execution or delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will violate any provisions of any Law or order, injunction, decree or judgment applicable to the Shareholder or result in a breach of any contract, agreement or other commitment to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets (including such Owned Shares) is bound, other than for any such violation or breach as would not prevent or prohibit the performance by Shareholder of his or her obligations hereunder or impose any liability or obligation on Bridge or WAL or any Subsidiaries or affiliates thereof.

IV. ADDITIONAL COVENANTS OF SHAREHOLDERS

4.1. Waiver of Dissenters’ Rights. Notwithstanding any provision in the Merger Agreement to contrary, the Shareholder hereby waives, and shall cause the record holders (if different from the Shareholder) of any Owned Shares Beneficially Owned by the Shareholder to waive, dissenters’ rights, if any, that the Shareholder or such record holder may have under Sections 1300-1313 of the California Corporations Code in connection with the Merger and the transactions contemplated by the Merger Agreement.

4.2. Disclosure. The Shareholder hereby authorizes WAL and Bridge to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”) and in the Proxy Materials the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligation under this Agreement.

4.3. Non-Interference; Further Assurances. Subject to Section 2.4 hereof, the Shareholder agrees that the Shareholder shall not take any action that would have the effect of preventing or prohibiting the performance by the Shareholder of its obligations under this Agreement. The Shareholder agrees to execute and deliver such additional documents and to take such further actions if and to the extent necessary and reasonably requested by WAL to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

V. GENERAL

5.1. Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) mailed by registered or certified mail (return receipt requested) or (iii) when delivered by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to the Shareholder, to the address set forth below the Shareholder’s name on the signature page hereto, and (b) if to WAL, in accordance with Section 9.4 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the Person entitled to receive such communication as provided above.

5.2. No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

5.3. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

5.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.5. Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Shareholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of WAL and any attempted assignment without such consent shall be null and void without effect; and provided, further, that WAL may assign its respective rights or obligations hereunder to any direct or indirect wholly owned Subsidiary of WAL (or any successor thereto) without the prior written consent of the parties hereto.

5.6. Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph references are to the Articles, Sections, paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to a Person will refer to its predecessors and successors and permitted assigns.

5.7. Amendments. This Agreement may not be amended except by written agreement signed by WAL and by the Shareholder.

5.8. Extension; Waiver. Prior to the Expiration Date, WAL may (a) extend the time for the performance of any of the obligations of the Shareholder, (b) waive any inaccuracies in the representations and warranties of the Shareholder contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance by the Shareholder with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

5.9. Fees and Expenses. Each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

5.10. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

5.11. Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

5.12. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

5.13. Effectiveness and Termination. This Agreement will become effective when WAL has received a counterpart signed by the Shareholder and itself and shall terminate automatically, without any further action on the part of any parties hereto, and be of no further force or effect as of the Expiration Date. As used herein, “Expiration Date” means the earliest to occur of: (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

5.14. Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

5.15. Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Delaware and the State of Arizona and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

5.16. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

WESTERN ALLIANCE BANCORPORATION

By:

Name:
Title:

[Shareholder signature page follows]

[WAL Signature Page to Support Agreement]

SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Notice Address:

[Shareholder Signature Page to Support Agreement]